Exhibit (4)

                                LICENSE AGREEMENT

AGREEMENT ("Agreement") made as of this 1st day of October, 1991 by and between OWENS-CORNING FIBERGLAS TECHNOLOGY INC. (hereinafter caller "Lecensor") a corporation duly organized and existing under the laws of the State of Illinois, United States of America, with its principal offices at 7800 West 59th Street, Summit, Illinois 60501 and OWENS-CORNING FIBERGLAS CORPORATION (hereinafter called "Licensee"), a corporation duly organized and existing under the laws of the State of Delaware, United States of America with its principal offices at Fiberglas Tower, Toledo, Ohio, 43659, U.S.A.

In consideration of mutual promises made herein, and of the mutual benefits to be derived herein, the parties hereto agree as follows:


                                    ARTICLE I
                                   Definitions


As used herein the term:

A. "Affiliate" means any company or entity in which Licensor or Licensee owns or controls, directly or indirectly, more than one percent (1%) of the total voting power of all classes of stock entitled to vote.

B.       "Effective Date" shall mean as described in Article IV below.

C. "Licensor Intellectual Property" means Licensor Patents, Licensor Know-How, Licensor Service Marks, Licensor Trademarks, Licensor Trade Names.

D. "Licensor Know-How" means all Licensor's most current technical knowledge and data, processes, techniques, drawings and designs, unpatented inventions, operating manuals, manufacturing and quality control procedures, trade secrets, plans, accumulated experience, plant and tool design, installation instructions, raw material specifications, advertising procedures, sales promotion literature, and other know-how of any kind which is in general commercial use by Licensor as of the Effective Date of this Agreement or becomes suitable for general commercial use during the term of this Agreement and which is necessary for the design, manufacture, application, sale or marketing of Products.

E. "Licensor Patents" means all Letters Patent owned or controlled by Licensor, issued or issuing on applications for Letters Patent covering any invention claimed or disclosed in an application which is filed in any country and which invention covers, or is usable in, the manufacture of Products. Licensor Patents shall include reissues of extensions of any such patents. The Licensor Patents referred in this definition, as of the Effective Date of this Agreement, are listed on Schedule A attached hereto. Licensor Patents issued or issuing during the term of this Agreement shall automatically be deemed to be added to Schedule A.

F. "Licensor Service Marks, Licensor Trade Names and Licensor Trademarks" means all Service Marks, Licensor Trade Names and Licensor Trademarks owned or controlled by Licensor. The Licensor Service Marks, Licensor Trade Names, and Licensor Trademarks, as of the Effective Date of this Agreement, are listed on Schedule B attached hereto. Licensor Service Marks, Licensor Trade Names and Licensor Trademarks obtained during the term of this Agreement shall automatically be deemed to be added to Schedule B.

G. "Net Sales" shall be the gross invoice price of Products sold or otherwise disposed of by Licensee in normal, bona fide, commercial transactions, or, in the case of internal sales, the arm's length value of such Products sold, without any deduction other than freight; sales, excise or use taxes; bona fide trade and cash discounts normally allowed to independent jobbers, dealers or other purchasers; but only insofar as such freight, taxes and/or discounts are paid or allowed to customers by Licensee, but such term does not include export or other special packaging for shipping purposes invoiced separately to customers.

H. "Products" means any metal siding and vinyl siding products manufactured or sold with the aid of Licensor Intellectual Property.

I. "Subsidiary" means any company or entity in which Licensor or Licensee owns or controls, directly or indirectly, more than fifty percent (50%) or the total voting power of all classes of stock entitled to vote.

                                   ARTICLE II
                         License By Licensor To Licensee

                  A. Licensor hereby grants to Licensee an exclusive license to make, use and sell Products under the Licensor Patents throughout the world, and to use throughout the world, in connection therewith, the Licensor Know-How, Licensor Service Marks, Licensor Trade Names and Licensor Trademarks described in Article I above.


B.       The foregoing license shall include the right to grant sublicenses.

                                   ARTICLE III
                            Research and Development

                  A. In order to enhance its ability to obtain future sublicenses and in consideration of reduced royalty rates from Licensor, Licensee hereby agrees to continue, at its own expense, its research and development activities, both at its Technical Center in Granville, Ohio, and at its various plants and other locations, as a contractor to Licensor. Ownership of all rights associated with technology developed thereunder, whether patentable or not, shall vest immediately and solely in Licensor, and Licensee shall have no rights therein except as provided by this License Agreement. In addition, Licensee shall continue to develop, at its own expense, new Trademarks, Trade Names and Service Marks, and such shall also vest immediately and solely in Licensor.



                  B. In further consideration of reduced royalty rates from Licensor, Licensee agrees to employ or retain qualified personnel, at its own expense, to provide administrative and other support for the research and development activities described immediately above during the term of this Agreement. Such personnel may include, but not be limited to, patent counsel, marketing and development personnel, advertising personnel, and others. Specifically, but not exclusively, Licensee shall establish, protect and maintain all Licensor Intellectual Property during the term of this Agreement.


                                   ARTICLE IV
                                 Effective Date


                  This Agreement shall be effective as of October 1, 1991.



                                    ARTICLE V
                                    Royalties


                  A. Commencing on the Effective Date and continuing for a period of twenty (20) years thereafter, Licensee shall pay to Licensor royalties on Net Sales in the amounts set forth on Schedule C attached hereto; provided, however, that either Licensor or Licensee may, on each anniversary of this Agreement, request an independent study to determine current arm's length royalty rates. The cost of such study shall be divided equally between Licensor and Licensee and, upon completion of such study, the royalty rates in Schedule C shall be adjusted effective as of the anniversary date on which the study was requested.



                  B. Where Products contain more than one type of Licensor technology, royalties shall be paid on the component Product(s) separately, applying the relevant royalty rate to each component Product and to the finished Product, respectively. By way of example, where roofing Products contain fiberglass reinforcements, Licensee shall pay a reinforcements royalty on the arm's-length value of the reinforcements which are contained in the finished Product and a roofing royalty on the revenues generated by actual sales of the finished Products.



C. For the purpose of calculating Net Sales, Products shall be considered sold:

         1. if sold on open account, when delivered to the purchaser or to a common carrier and consigned to the purchaser.

         2.       if paid in advance of delivery, when paid for;

         3. if sold on consignment, when paid for by the consignee or when released from consignment, whichever shall first occur; or

         4. if sold internally, when delivered to the Licensee division responsible for manufacturing the finished Product.



                  Royalties shall be computed for each calendar quarter and shall be payable thirty (30) days after the end of each calendar quarter by electronic funds transfer to a bank account to be designated by Licensor from time to time.



                  D. Whenever royalties have been paid by Licensee on Products sold and such Products are lost or damaged in transit, or are not accepted and paid for by a purchaser, or are returned or an allowance or credit is given for them because of their condition of defective quality, or because of shortages, or because of inability to collect after one year from the sale to a purchaser (recoveries thereafter to be regarded as new sales), then, unless Licensee is reimbursed therefor by insurance or other source of recovery, the royalties paid on such Products shall be charged back or deducted from further payments to be made but only to the extent pro rata that such Products are not paid for or used or Licensee is not otherwise reimbursed therefor.

                  E. Licensee shall keep true and accurate records and books of accounts containing all data reasonably required for the computation and verification of royalties to be paid as herein provided, which records and books shall at all reasonable times during business hours be available for inspection and copying by Licensor or Licensor's independent auditor. Any inspection hereunder shall be upon reasonable notice to Licensee. Licensee shall provide Licensor within twenty (20) days after the end of each calendar quarter with a statement of its Net Sales by product for the calendar quarter.


                                   ARTICLE VI
                                    Payments


                  A. All Licensee payments to Licensor under this Agreement shall be made by electronic funds transfer to a bank account to be designated by Licensor from time to time, United States dollars.



                  B. The unpaid balance of amounts payable under this Agreement shall bear interest at the prime rate charged by major commercial banks in the United States for the period commencing on the date such amount becomes payable and ending on the date such balance is paid in full.



                  C. Licensee shall bear all taxes, duties and other governmental charges in any jurisdiction or agency or authority thereof relating to or arising under this Agreement, including, without limitation, any stamp or documentary taxes, value added taxes, turnover, sales or use taxes, excise or income taxes, including income taxes imposed on Licensor, and withholding taxes on royalties and other payments payable to Licensor hereunder.



                                   ARTICLE VII
               Certain Representations and Warranties of Licensor


                  A. Licensor makes no representation or warranty of any nature, and none shall be implied, (i) as to the validity or scope of the Licensor Patents, (ii) that either (x) the practice of the inventions claimed in the Licensor Patents, (y) the use of Licensor Know-How, or (z) anything made, used or sold or otherwise disposed of under the license granted by the Licensor to Licensee in this Agreement, will not infringe any patent or other right of any third party, or (iii) as to the usefulness, utility or fitness for any particular or intended purpose, whether of Licensee or any customer of Licensee, of any Licensor Patent or Licensor Know-How, or any Product produced therewith, including, without limitation, the ability of Licensee to adapt any of the Licensor Patents or Licensor Know-How to its needs, whether or not known to Licensor, or to manufacture, use or sell Products using the Licensor Patents and Licensor Know-How.



                  B. Licensor makes no representation or warranty of any nature, and none shall be implied, as to the validity or scope of any other Licensor Intellectual Property.



                                  ARTICLE VIII
           Ownership and Protection of Licensor Intellectual Property


                  A. The Licensor Intellectual Property licensed by Licensor to Licensee under this Agreement shall be and remain the property of Licensor, and Licensee acknowledges and agrees that Licensor is and shall at all times continue to be the owner thereof. Licensor may impose such conditions with respect thereto as Licensor may deem reasonably necessary to preserve the confidential nature of any Intellectual Property to which restrictions of subparagraph B of this Article VIII apply.



                  B. Except as expressly permitted by this Agreement, Licensee shall retain all Intellectual Property licensed to it in strict confidence as trade secrets of Licensor and shall not disclose, or permit any employee or agent of Licensee to disclose, any such Intellectual Property to any person, firm or corporation without the prior written approval of Licensor, provided that such disclosure may be made to any employee of Licensee who has a reasonable need for access thereto for the purposes of installing, operating and maintaining the Intellectual Property licensed under this Agreement so long as Licensee imposes identical obligations on such employee to maintain the confidentiality of such Intellectual Property. Licensee shall exercise all necessary precautions to safeguard the secrecy of Intellectual Property licensed to it and to prevent the unauthorized disclosure or use thereof. Licensee shall consult with Licensor as to the procedures established by Licensee for this purpose that Licensee then has in effect. Licensee shall be liable to Licensor for any disclosures or uses of Intellectual Property, directly or indirectly, by any employee of Licensee or other person or entity not authorized by Licensor in advance. The obligations of confidentiality of Licensee under this subparagraph B shall not apply to Intellectual Property, which (i) has become public knowledge through no breach of this Agreement, or (ii) has been made available to Licensee by third parties without any breach of confidence on their part.



                  C.       Upon the  termination  of this Agreement  pursuant to
Article XI hereof, all rights and privileges of Licensee hereunder shall terminate and revert to Licensor.



                  D. It is the specific intent of the parties hereto that nothing contained herein shall in any way endanger any right of Licensor in and to any Licensor Intellectual Property licensed by Licensor to Licensee hereunder and should any provision or provisions of this Agreement be interpreted by a court or tribunal or other governmental authority so as to endanger such right or rights, whether or not such interpretation is made at the instance of Licensee or another, then, at the option of Licensor, such provision or provisions shall be deemed deleted from this Agreement or this Agreement shall be immediately terminated in respect of all or any of the Licensor Intellectual Property so interpreted to be endangered.



                  E. Licensee shall, at its own expense, use its best efforts to discover any infringements, misappropriations or other unauthorized uses of the Intellectual Property licensed to it hereunder and shall promptly notify Licensor in writing of any such infringement, misappropriation or other unauthorized use. Licensee shall, on behalf of Licensor, have the obligation to bring, at its own expenses, any appropriate action to prevent or terminate any such infringement, misappropriation or other unauthorized use. If any such action is brought, Licensee, after consultation with Licensor, shall have full control over the prosecution and settlement or compromise of such action and shall assume all the expenses in respect of such action. Licensor shall fully cooperate with and assist Licensee in any such action. Licensee shall not take any action in protection of the rights of or in furtherance of the interest of Licensor without Licensor's authorization.



                  F. Licensee shall, at its own expense, take such other actions as are appropriate to preserve the value of the Intellectual Property.


                                   ARTICLE IX
                                     Claims


                  A. Except as specifically set forth herein, Licensor and its Affiliates shall have no liability to Licensee or any Affiliates of Licensee, and Licensee releases Licensor and the Affiliates of Licensor from any and all liability to Licensee or any Affiliate of Licensee, and Licensee waives any right against Licensor or the Affiliates of Licensor for contribution or indemnity arising from any liability to Licensee or any Affiliate of Licensee, in connection with the manufacture, distribution, sale or use of Products by Licensee, or any customer of Licensee, with the aid of the Licensor Intellectual Property. Licensee is not an agent or partner of, or joint venturer with Licensor under this Agreement. Licensee shall have no right, power or authority to accept summons or legal process for Licensor or the Affiliates of Licensor.



                  B. Licensee shall indemnify and hold harmless Licensor and the Affiliates of Licensor from and against all loss, expense (including attorneys' fees and disbursements), damage or liability to Licensor or any Affiliate of Licensor arising out of (i) the manufacture, distribution, sale or use of Products by, or for, Licensee; and (ii) any representation made or warranty given by Licensee with respect to any Product, except in those cases where
Licensor has expressly authorized Licensee to make such representation or warranty.



                  C. Licensee shall have sole control over, and shall assume all expenses with respect to, the defense, settlement, adjustment or compromise of any claim as to which this Article IX requires it to indemnify Licensor, provided, however, that (i) Licensee shall acknowledge its obligation to indemnify and hold harmless Licensor and the Affiliates of Licensor from and against any loss, expense (including attorney's fees and disbursements), damage or liability to Licensor or the Affiliates of Licensor arising from (x) such claim, and (y) any claim against Licensor or any Affiliate of Licensor arising from the facts and circumstances that gave rise to such claim, (ii) Licensor may, if it so desires, employ counsel at its own expense to assist in the handling of such claim, and (iii) Licensee shall obtain the prior approval of Licensor before entering into any settlement, adjustment or compromise of such claim or ceasing to defend against such claim, if pursuant thereto or as a result thereof there would be imposed upon Licensor injunctive relief or money damages in an amount which Licensee would or could not pay in full, or if any such settlement, adjustment or compromise does not include as a condition thereof an absolute and unconditional release of Licensor and its Affiliates from all further liability in connection with such claim.

                                    ARTICLE X
                               Further Assurances


                  A. Each party hereto shall promptly execute and deliver all such other agreements, certificates instruments or documents and do and perform or cause to be done and performed all such further acts and things as may be reasonably requested by the other party hereto in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby.

                  B. Anything in this Agreement to the contrary notwithstanding, no licenses, implied or otherwise, are granted to any party other than those granted to the parties hereto pursuant to Article II hereof, and other than such licenses granted to such parties, no license is granted or undertaken to be granted, and no act of manufacture, use or sale shall be construed as, or result in, a grant of any license to either party hereto or any third party, expressly or by inplication, estoppel, or otherwise, under or with respect to any letters patent or know-how now or hereafter owned or controlled by either party.



                                   ARTICLE XI
                                      Term


                  A. This Agreement shall become effective pursuant to Article IV hereof, and unless sooner terminated pursuant to the terms hereof, shall continue in effect for twenty (20) years thereafter. The expiration or prior termination of this Agreement for any reason shall not entitle Licensee to indemnity payments, termination charges or damages of any nature whatsoever due to, or incurred by, Licensee, including, without limitation, damages based on Licensee's reliance, presumed in law or otherwise, on the further continuance of this Agreement, or based on any goodwill, presumed in law or otherwise, created by Licensee with respect to the Products manufactured, distributed or sold by Licensee hereunder.



                  B. This Agreement and all rights hereunder may be terminated by Licensor and without limiting the liability of Licensee hereunder forthwith upon written notice to Licensee in the event that:



         1. There shall be a cessation of operations by Licensee or the institution by or against Licensee of any proceeding (whether voluntary or judicially ordered) in bankruptcy or of or for dissolution, liquidation, winding up, reorganization, arrangement or the appointment of a receiver, trustee or judicial administrator (or the equivalent thereof in France) or any other proceeding under any law for the relief of debtors;

         2. Licensee shall make an assignment for the benefit of, or composition or arrangement with, creditors or admit in writing its inability to pay its debts as they become due or fail to clear any check or note when presented for payment;

         3. Licensee shall have failed to pay any amount due and payable to Licensor hereunder or shall have breached a material obligation hereunder, or shall otherwise have committed a default hereunder and Licensee shall not have remedied such default (and given written notice to Licensor specifying in detail the specific steps taken to effect the remedy) within 30 days after receipt of notice of such default from Licensor;

         4. Licensee shall have discontinued its business or its business shall be expropriated or nationalized, or there shall be a material change in the ownership, management or control of Licensee or a material portion of its assets; or

         5. Licensee shall purport to assign its rights and obligations hereunder in violation of Article XII hereof.



                  Licensee will notify Licensor as soon as it learns of any information that would, in the reasonable judgement of Licensee, lead Licensee to determine that a material change in the ownership, management or control of Licensee or of such assets, as described in subsection 4 of this subparagraph B, would be likely.



                  C. If Licensor elects to terminate this Agreement pursuant to subparagraph B of this Article XI, Licensee shall cease to manufacture, use, sell or distribute any Products hereunder, or to enter into any sublicenses for the use of Licensor Intellectual Property. The failure of Licensor to terminate the Agreement for any of the reasons specified in subparagraph B of this Article XI shall not in any way be deemed a waiver of Licensor's rights in respect thereof or otherwise limit its right to enforce the obligations of Licensee hereunder.

                                   ARTICLE XII
                            Amendment and Assignment


                  A. This Agreement may not be changed, waived, discharged or terminated orally, except by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.



                  B. This Agreement shall be binding upon the respective permitted successors and assigns of Licensor and Licensee. This Agreement shall not be assignable by either party without the prior written consent of the other party, provided that either party may assign this Agreement to another entity controlling, controlled by or under common control with the assigning party, provided further that Licensee's assignee is not a glass fiber producer and is not controlled, or owned, wholly or partially, directly or indirectly, by a glass fiber producer.


                                  ARTICLE XIII
                   Survival of Certain Rights and Obligations

                  The expiration or prior termination of this Agreement for any reason shall not terminate, limit, or in any way affect, Licensor's rights or Licensee's obligations under Article III and VI (with respect to payments due and owing to Licensor thereunder), Article VIII, Article IX and Article XII of this Agreement.


                                   ARTICLE XIV
                                  Miscellaneous


                  A. This Agreement shall be governed by the laws of the State of Illinois of the United States of America.



                  B. All notices and other communications given under this Agreement shall be in writing and shall be deemed to have been given when hand delivered or telexed, telecopied or cabled and confirmed by first-class registered or certified mail, postage prepaid, on the date telexed, telecopied or cabled, and addressed as follows:


                           Licensor:        Owens-Corning Fiberglas Technology, Inc.
                                            7800 West 59th Street
                                            Summit, Illinois 60501
                                            Attention:        The Secretary

                           Licensee:        Owens-Corning Fiberglas Corporation
                                            Fiberglas Tower
                                            Toledo, Ohio  43659
                                            U.S.A.
                                            Attention:  The Secretary
                                            Telex No.  286494
                                            Facsimile No.  419/248-1723


                  or,  in  either  case,   at  such  other  address  as  may  be
substituted therefor by proper notice hereunder.



                  C. The terms and conditions herein constitute the entire agreement between the parties, and supersede any and all previous agreements, with respect to the subject matter hereof. No agreement or understanding varying or extending this Agreement shall be binding unless in writing and signed by a duly authorized officer or representative of each party and in which writing express reference is made to this Agreement.



                  D. Any provision of this Agreement which is prohibited, unenforceable or invalid in any jurisdiction shall, as to such jurisdiction, be ineffective only to the minimum extent of such prohibition, unenforceability or invalidity without affecting the remaining provisions hereof. With respect to the release from liability and indemnification of Licensor and the Affiliates of Licensor by Licensee under Article IX of this Agreement, to the extent such provisions are prohibited, unenforceable or invalid, this Agreement shall be deemed to have been amended to modify such provision or to include a provision or provisions which permit the broadcast release and the maximum indemnification permitted by applicable law under the circumstances or, at the option of Licensor, this Agreement shall be immediately terminated. No such prohibition, unenforceability or invalidity in any jurisdiction shall invalidate or render unenforceable such provision in any other jurisdiction.



                  E. The failure of either party hereto to enforce, or the delay by either party in enforcing, any of its rights under this Agreement shall not be deemed a continuing waiver or a modification thereof and either party may, within the time provided by applicable law, commence apprpriate legal action to enforce any or all of such rights.



                  F. The section headings of this Agreement are for convenience of reference only and shall not in any way modify, interpret or construe the intentions of the parties.



                  G. This Agreement may be executed in several counterparts, all of which shall constitute one and the same instrument.



                  H. If either of the parties is prevented from performing the Agreement by cases of Force Majeure, including, but not restricted to, war, serious fire, strike, labor dispute, flood, typhoon, earthquake, embargo, or other substantially serious events beyond the control of either party, or as agreed upon between the two parties, the time for performance of the Agreement shall be extended by a period equal to the effect of such cases, and the obligations and rights of both parties under this Agreement shall be postponed by a period equal to the effect of such cases, provided that the default rate os interest provided in Article VII, subparagraph B, shall not be postponed or extended. The prevented party shall notify the other party within the shortest possible time of the occurrence of the Force Majeure. Should the effect of a Force Majeure continue more than one hundred and twenty (120) consecutive days, both parties shall settle the further performance of the Agreement through friendly negotiations as soon as possible. If either party believes that such negotiation is impracticable or determines that negotiation does not make any progress, it may refer the matter to arbitration.

                  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate by their duly authorized and empowered officers and representatives as of the day and year first above written.



                                        OWENS-CORNING FIBERGLAS TECHNOLOGY INC.



                                        By:





Attest:


                                        OWENS-CORNING FIBERGLAS TECHNOLOGY INC.



                                        By:





Attest:

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                                   SCHEDULE C
                                  Royalty Rates


                  Insulation Products                                   6%

                  Roofing Products                                     1/2%

                  Industrial Materials Products                         6%

                  Tank or Pipe Products                                 2%



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                         AMENDMENT TO LICENSE AGREEMENT

         This amendment is entered by and between Owens-Corning Fiberglas Technology, Inc. 7734 West 59th Street, Summit, Illinois 60501 (LICENSOR) and Owens-Corning Fiberglas Corporation, Fiberglas Tower, Toledo, Ohio 43659 (LICENSEE).

         WHEREAS, LICENSOR and LICENSEE have entered a License Agreement dated October 1, 1991;

         WHEREAS, LICENSOR and LICENSEE desire to amend the aforesaid License Agreement such amendment being effective to October 1, 1991;

         NOW THEREFORE, in consideration of the mutual covenants hereinafter provided, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

         Article II of the Agreement is hereby amended to include the following paragraph:


         C. (i) Licensee warrants that all Products and Services bearing the Licensed Marks shall be of a nature that will be consistent with the high standards of quality and excellence established over the years with respect to the Licensed Marks. Licensee shall comply with any quality standards that Licensor may set from time to time with regard to the Products and/or Services.


         (ii) Upon written request by Licensor, Licensee shall furnish to Licensor a reasonable number of representative samples of the Products to permit Licensor to determine that such Products meet the quality standards set forth herein. Licensor shall have the right to inspect Licensee's places of business to assure compliance with the quality standards established by Licensor. If so notified in writing by Licensor, Licensee shall not offer or provide any Products whose nature or quality does not comply with the quality standards established by Licensor.

         (iii) Licensee shall comply with such standards as Licensor may establish from time to time with respect to the style, appearance and manner of use of the Licensed Marks. Upon the request of Licensor, copies or accurate reproductions of all materials displaying the Licensed Marks such as labels, advertising and promotional materials, letterhead, business cards, signs and the like, shall be provide to Licensor for review as to form and content. Licensee shall cease or modify in accordance with Licensor's instructions any use of the Licensed Marks that Licensor deems not be in compliance with its standards.

         (iv) In the event Licensor determines that the quality of the products being distributed by Licensee do not meet the quality standards, Licensor shall so notify Licensee in writing and Licensee shall correct such quality. In the event Licensee fails to correct such quality, Licensor may terminate the License Agreement upon written notice.

         (v) Licensor expressly reserves the right from time to time to modify or change the Licensed Marks. The Licensed Marks, as so modified or changed, shall for all purposes be deemed to be the Licensed Marks referred to in this Agreement. Any and all such modifications or changes in said Licensed marks developed or adopted by Licensor shall be the sole and absolute property of Licensor, and Licensor shall have the exclusive right to register such modified or changed marks in the United States. Licensee may propose changes to the Licensed Marks for adoption and approval by Licensor.

         The Agreement shall remain in full force and effect except as expressly modified by this Amendment.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed this 8th day of December 1993.

                                    OWENS-CORNING FIBERGLAS TECHNOLOGY, INC.

                                    By  /s/  Clyde M. Leff
                                    Clyde M. Leff
                                    Secretary


                                    OWENS-CORNING FIBERGLAS CORPORATION

                                    By   /s/  Rodney A. Nowland
                                    Rodney A. Nowland
                                    Assistant Secretary


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